Exhibit 99.1

REALTY INCOME APPOINTS MICHELLE BUSHORE TO EXECUTIVE VICE PRESIDENT, CHIEF LEGAL OFFICER, GENERAL COUNSEL AND SECRETARY

SAN DIEGO, CALIFORNIA, October 2, 2020….Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced Michelle Bushore has been appointed to EVP, Chief Legal Officer, General Counsel and Secretary. Ms. Bushore will join the company on February 8, 2021 and will report directly to Sumit Roy, President and Chief Executive Officer. Michael Pfeiffer, the company’s current EVP, Chief Administrative Officer, General Counsel and Secretary will remain with the company through June 30, 2021, serving as EVP, Chief Administrative Officer, to assist with the transition.

“Michelle brings extensive legal, corporate governance, transactional and risk management experience, as well as a diverse perspective from her impressive career with industry leading companies, and I look forward to partnering with Michelle as she joins our management team,” said Sumit Roy, Realty Income’s President and Chief Executive Officer. “Additionally, I want to thank Mike for his 30 plus years of service to Realty Income, during which he has been a valuable leader and trusted partner. Mike’s contributions have been instrumental to the growth and success of the company, and we wish him the best during his well-deserved retirement.”

“On behalf of the Board, I would also like to welcome Michelle to Realty Income. We have been impressed not only with her professional experience but even more importantly her alignment with our corporate values and strategic approach to growth,” said Michael McKee, Chairman of the Board of Directors. “Further, I want to express our deepest appreciation to Mike for his selfless contributions and unwavering integrity.”

“During my tenure at the company I have witnessed firsthand the unparalleled dedication and commitment to our shared mission that has resulted in the company’s impressive growth and success,” added Mr. Pfeiffer. “It has been my privilege to work alongside many talented colleagues, and I am confident in the company’s future. I look forward to contributing to a smooth transition and welcoming Michelle to Realty Income, and I wish my colleagues the best as the company seeks to continue building upon a strong foundation.”

About Michelle Bushore

Ms. Bushore most recently served as Executive Vice President, General Counsel, Chief Legal & Risk Officer of Caesars Entertainment, Inc. (“Caesars”), a position she held from June 2019 to August 2020. Previously at Caesars, Ms. Bushore served as Senior Vice President, Chief Governance & Transactional Officer, Corporate Secretary and Deputy General Counsel from October 2018 to June 2019. Prior to joining Caesars, she held various roles at Monsanto Company, from November 2013 to September 2018, most recently serving as Deputy General Counsel as well as the Corporate Secretary and Chief Legal Officer of The Climate Corporation. Earlier, she was in private practice with Latham & Watkins LLP.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 6,500 real estate properties owned under long-term lease agreements with commercial tenants. To date, the company has declared 607 consecutive common stock monthly dividends throughout its 52-year operating history and increased the dividend 109 times since Realty Income's public listing in 1994 (NYSE: O). The company is a member of the S&P 500 Dividend Aristocrats® index. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Investor Contact:
Jonathan Pong, CFA, CPA
Senior VP, Capital Markets and Finance
(858) 284-5177